Exhibit 99


Contact: Zvi Eiref
         Chief Financial Officer
         609/279-7666


                 CHURCH & DWIGHT REPORTS SECOND QUARTER RESULTS

             RAISES FULL-YEAR EPS OBJECTIVE TO $1.84-1.86 PER SHARE

--------------------------------------------------------------------------------



PRINCETON, NJ, AUGUST 4, 2003 - Church & Dwight Co., Inc. (NYSE:CHD) today reported second quarter net income of $24.6 million or $0.59 per diluted share, a $0.14 per share or 31% increase over the $18.7 million or $0.45 per diluted share for the same period last year.

The second quarter's results include, as part of equity in earnings of affiliates, a net $0.07 per share contribution by the Company's affiliate, Armkel LLC, primarily resulting from settlement of litigation. In addition, the quarter includes a $0.06 per share gain from the reversal of prior years' tax reserves resulting from the settlement of a State tax dispute. Last year's results included income of $0.05 per share related to the profit allocation under the Armkel joint venture agreement. Excluding these items, earnings would have been $0.46 per share for the quarter, an increase of $0.06 per share or 15% over $0.40 per share in the second quarter of 2002.

"We are pleased with our first half operating results, as well as with the progress on several new sales and product initiatives," said Chairman and Chief Executive Officer of Church & Dwight Robert A. Davies, III. "While we expect to continue investing in our businesses, primarily through increased marketing activity, we are comfortable enough to raise our earnings per share objective from the previously announced $1.77-1.81 per share to $1.84-1.86 per share for the year."

Church & Dwight second quarter sales of $256.3 million were $2.2 million or 0.9% below last year's $258.5 million. The decline was due to the discontinuation of certain former USA Detergents cleaners and Carter-Wallace pet care products, as well as the reversal in last year's second quarter of $2.3 million in prior year promotion reserves due to a change in estimates. These items together contributed about 2% of last year's sales; excluding them, this year's second quarter sales were about 1% above last year. At the product line level, higher sales of liquid laundry detergent and certain deodorizers and cleaners, as well as increased exports, were offset by lower sales of laundry detergent powder, fabric softeners and certain oral care products. On a combined basis, including Armkel and other unconsolidated affiliates, sales increased $7.5 million or 2% to $380.7 million.


                                    - more -

The Company's gross margin increased 1.7% to 31.1% of sales, as integration benefits from the USA Detergents and Carter-Wallace acquisitions, and other cost reduction programs, more than offset energy-related and other commodity-based cost increases. Selling, general and administrative expenses declined 0.4% to 11.0% of sales. The Company deployed most of this margin improvement to support new marketing initiatives, and marketing spending increased $4.1 million or 19% to $26.3 million, representing 10.3% of sales compared to 8.6% last year.

During the second quarter, the Company achieved broad national distribution and initiated advertising support for the new Arrid(R) Total line of antiperspirants, targeted primarily to women, as well as Arm & Hammer(R) Complete Care, a major addition to the Dental Care toothpaste line. On the household products side of the business, the Company significantly expanded its distribution of both Xtra(R) and Arm & Hammer liquid laundry detergent in the mass channel. The Company also introduced Brillo(R) Scrub'n'Toss disposable cleaning pads and Arm & Hammer Pet Fresh(TM) Carpet Deodorizer with a new hair-release ingredient targeted to pet owners, both of which should reach national distribution in the third quarter.

Early in the third quarter, the Company began shipments of Arm & Hammer Easy Flush(TM) clumping cat litter, a technically advanced product targeted to consumers who keep their litter boxes in the bathroom.

Below the operating income line, the Company benefited from a $1.2 million increase in earnings from affiliates; a $2.8 million reduction in interest and other expenses due to debt reduction and foreign exchange gains; and a $2.4 million reduction in tax reserves due to the previously mentioned State tax settlement.

Six months net income of $45.6 million or $1.09 per share was $0.28 or 35% higher than last year's $33.6 million or $0.81 per share. Excluding the items described in the second paragraph, as well as a $0.06 per share Armkel acquisition-related charge in last year's first quarter, earnings per share would have increased by $0.14 per share or 17% to $0.96 per share from $0.82 per share in the same period last year.

Six months sales of $504.6 million were $10.7 million or 2.1% below last year's $515.3 million. Excluding the prior year items referred to in the sales commentary above, this year's sales were about flat with the previous year. On a combined basis, including Armkel and other affiliates, sales were $738.7 million, an increase of $12 million or 1.7% over last year's $726.7 million.

During the quarter, the Company repaid debt of approximately $21 million. At quarter-end, the Company had total outstanding debt of $320 million, and cash of $54 million, for a net debt position of $266 million, a reduction of $79 million from the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA), a measure widely used by investors, are estimated at $70 million for the six months, based on the definition in the Company's bank loan agreement.


                                    - more -

ARMKEL, LLC


Armkel, a 50/50 joint venture between Church & Dwight and the private equity group, Kelso & Company, reported net income of $22.5 million compared to $15.6 million in the same period last year. This quarter's results include a $13.1 million net gain from the settlement of litigation, the proceeds of which Armkel expects to receive in August. This gain is partially offset by a $3.1 million impairment charge related to a former Carter-Wallace facility being held for sale, resulting in a net gain from these matters of $10 million. Church & Dwight's share of this gain, referred to in the second paragraph of this release, is $5 million or $0.07 per share. Excluding this gain, Armkel's second quarter net income would have been $12.5 million, compared to last year's net income of $14.7 million excluding the income of the Italian business which was disposed of earlier this year.

Due to the timing of its marketing programs as well as an increase in new product activity, Armkel's marketing spending rose by approximately $7 million or over 50% to $19.7 million, representing 17% of sales versus 12% last year.

Sales of $113.5 million were $9 million or 8.7% above last year's $104.4 million as reported, and 2.9% higher after excluding foreign exchange translation gains. Domestic sales of $57.6 million were 1.3% below last year. Trojan(R) condoms, First Response(R) pregnancy kits and Nair(R) depilatories all improved their relative market positions; however, sales of Nair depilatories, a highly seasonal product line, were substantially lower due to an estimated 20% market contraction related to unseasonably cool and wet weather conditions. International sales of $55.9 million were 21.2% ahead of last year due to a strong performance by the European businesses, particularly in the areas of skin care, oral care and depilatories. Excluding foreign exchange translation gains, international sales were 8.4% higher than last year.

Six months net income was $37.7 million compared to last year's $15.9 million. Adjusting for the second quarter items described above, as well as other matters described on an attached exhibit, including an acquisition-related accounting charge in last year's first quarter, net income would have increased $3.5 million or 15.6% to $26.0 million for the six-month period.

Six months sales of $213.1 million were $21.3 million or 11.1% higher than last year's $191.8 million as reported, and 6.3% higher adjusted for foreign exchange translation gains. Domestic sales of $109.7 million were 2.6% higher. International sales of $103.4 million were 22% higher as reported, and 11% higher adjusted for foreign exchange translation gains.

Armkel had total outstanding debt of $406.1 million, and cash of $44.4 million, for a net debt position of $361.7 at quarter-end, a reduction of $41 million from the same period last year. During the past 12 months, Armkel has paid approximately $27 million in severance, integration and other acquisition-related costs, and sold its Italian subsidiary for approximately $22.6 million. Armkel's EBITDA, excluding the net settlement proceeds, is estimated at approximately $53 million for the six months.


                                    - more -

Commenting on the results of Church & Dwight and its affiliates, Mr. Davies noted that both Church & Dwight and Armkel are pursuing the same strategy of expanding their gross margins while increasing the level of spending on marketing and new product development. For the first six months, combined gross margin increased 1.8% to 38.3% compared to last year's 36.5%. Combined marketing spending rose almost $12 million or 18% to $75 million, representing 10.2% of sales compared to 8.7% in the same period last year. R&D spending was also significantly higher. Despite the increase in marketing spending, combined operating profit increased to $104.8 million or 14.2% of sales from $98.4 million or 13.5% of sales in the previous year. These results are adjusted for the matters described in this release, as shown on the attached exhibit.

Mr. Davies concluded, "Looking ahead, we intend to build on our strong first half results. Our confidence in meeting the Company's objectives is reflected both in the new earnings guidance and in the Board's recent decision to increase the dividend."

As previously reported, at its July 23 Board Meeting, the Board declared a half-cent, or 6.7%, dividend increase to $0.08 per share. The dividend is payable September 2, 2003 to stockholders of record at the close of business on August 8, 2003. This is the Company's 410th regular quarterly dividend.

Church & Dwight will host a conference call to discuss second quarter 2003 earnings results with the investment community on August 4 at 10:00 a.m. (EST). To participate, dial in at 800-884-5695. A replay will be available two hours after the call at 888-286-8010, access code 90273033, as well as on the company's website. Also, you can participate via webcast by visiting the Investor Relations section of the Company's website at www.churchdwight.com.

Church & Dwight Co., Inc. is the manufacturer of household, personal care and specialty products, sold under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to anticipated earnings per share, increased marketing activity, gross margin improvement and new product activity. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and the Company's determination and ability to exercise its option to acquire the remaining 50% interest in Armkel. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the acquisition or divestiture of assets.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the Company's disclosures, in its filings with the U.S. Securities and Exchange Commission, particularly those contained in Risk Factors in Item 1 of Part 1 of the Company's Annual Report on Form 10K for the year ended December 31, 2002. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.




                                      # # #

                            CHURCH & DWIGHT CO., INC.
            Product Line Net Sales, Gross Profit and Operating Profit
                       Including Unconsolidated Affiliates
                    2nd Quarter and Six Months 2003 vs. 2002

(Dollars in Millions)                    THREE MONTHS ENDED JUNE 27, 2003                     THREE MONTHS ENDED JUNE 28, 2002
                                         --------------------------------                     --------------------------------
                                   CHD                               CHD &               CHD                              CHD &
                               As Reported    Affiliates  Adj's*     Affiliates      As Reported    Affiliates   Adj's*   Affiliates
                               -----------    ----------  -------    ----------      -----------    ----------   ------   ----------
Deodorizers & Cleaning          $   61.1       $     -     $   -      $   61.1        $   63.5       $    -       $   -    $  63.5
Laundry                         $   98.2       $     -     $   -      $   98.2        $   97.7       $    -       $   -    $  97.7
Personal Care                   $   40.9       $   57.6    $   -      $   98.5        $   43.3       $   58.3     $   -    $ 101.6
International                   $    9.3       $   55.9    $ (0.6)    $   64.6        $    7.5       $   46.2     $(0.1)   $  53.6
                                ---------      --------    -------    --------        ---------      --------     ------   --------
Total Consumer Products         $ 209.5        $ 113.5     $ (0.6)    $ 322.4         $ 212.0        $ 104.5      $(0.1)   $ 316.4
Specialty Products Division     $  46.8        $  13.8     $ (2.3)    $  58.3         $  46.5        $  11.7      $(1.4)   $  56.8
                                --------       --------    -------    --------        --------       --------     ------   --------
Total Reported Net Sales        $ 256.3        $ 127.3     $ (2.9)    $ 380.7         $ 258.5        $ 116.2      $(1.5)   $ 373.2
                                =======        =======     =======    ========        ========       ========     ======   ========
Gross Profit                    $  79.6        $  68.4     $   -      $ 148.0         $  75.9        $  62.4      $   -    $ 138.3
% of Net Sales                     31.1%                                 38.9%           29.4%                                37.1%
Marketing Costs                 $  26.3        $  19.8     $   -      $  46.1         $  22.2        $  13.0      $   -    $  35.2
% of Net Sales                     10.3%                                 12.1%            8.6%                                 9.4%
Operating Profit                $  25.0        $  34.6     $(10.1)    $  49.5         $  24.3        $  27.2      $   -    $  51.5
% of Net Sales                      9.8%                                 13.0%            9.4%                                13.8%


(Dollars in Millions)                     SIX MONTHS ENDED JUNE 27, 2003                       SIX MONTHS ENDED JUNE 28, 2002
                                          ------------------------------                       ------------------------------
                                   CHD                               CHD &               CHD                              CHD &
                               As Reported    Affiliates  Adj's*     Affiliates      As Reported    Affiliates   Adj's*   Affiliates
                               -----------    ----------  -------    ----------      -----------    ----------   -----   -----------
Deodorizers & Cleaning          $ 114.3        $     -     $   -      $ 114.3         $ 126.1        $    -       $   -    $ 126.1
Laundry                         $ 198.8        $     -     $   -      $ 198.8         $ 197.9        $    -       $   -    $ 197.9
Personal Care                   $  83.5        $ 109.7     $   -      $ 193.2         $  84.9        $ 107.0      $   -    $ 191.9
International                   $  17.2        $ 103.4     $ (1.3)    $ 119.3         $  15.9        $  84.9      $   -    $ 100.8
                                --------       -------     -------    -------         --------       --------     ------   --------
Total Consumer Products         $ 413.8        $ 213.1     $ (1.3)    $ 625.6         $ 424.8        $ 191.9      $   -    $ 616.7
Specialty Products Division     $  90.8        $  25.8     $ (3.5)    $ 113.1         $  90.5        $  21.7      $(2.2)   $ 110.0
                                --------       --------    -------    -------         --------       --------     ------   --------
Total Reported Net Sales        $ 504.6        $ 238.9     $ (4.8)    $ 738.7         $ 515.3        $ 213.6      $(2.2)   $ 726.7
                                ========       ========    =======    =======         ========       ========     ======   ========
Gross Profit                    $ 153.4        $ 129.4     $   -      $ 282.8         $ 149.2        $ 107.6      $ 8.1    $ 264.9
% of Net Sales                     30.4%                                 38.3%           29.0%                                36.5%
Marketing Costs                 $  43.2        $  31.9     $   -      $  75.1         $  39.0        $  24.5      $   -    $  63.5
% of Net Sales                      8.6%                                 10.2%            7.6%                                 8.7%
Operating Profit                $  53.8        $  60.8     $ (9.8)    $  104.8        $  51.5        $  38.8      $ 8.1    $  98.4
% of Net Sales                     10.7%                                 14.2%           10.0%                               13.5%

* Adjustments include: the elimination of intercompany sales; in 2003 the settlement of litigation and the write-down of an asset held for sale; and in the six-month period of 2002, the inventory step-up charge.

                    Reconciliation of Net Cash Provided
                     by Operating Activities to EBITDA:
(Dollars in Millions)
                                              CHD
                                          As Reported          Armkel

Net Cash Provided by                      $   43.5           $    5.2
   Operating Activities
Interest Expense                          $    9.9           $   15.8
Current Income Tax Provision              $   14.5           $    5.5
Proceeds from Affiliates                  $    2.3           $      -
Change in Working Capital                 $    5.4           $   38.8
Litigation Settlement                     $      -           $  (12.7)
Interest Income                           $   (0.7)          $   (0.5)
Other                                     $   (4.3)          $    1.4
                                          --------           --------
EBITDA                                    $   70.6           $   53.5
                                          ========           ========




                                                                             ARMKEL LLC
                                                                     Net Income Reconciliation
 (Dollars in Millions)
                                                   Three Months Ended                    Six Months Ended
                                                   ------------------                    ----------------
                                           June 27, 2003     June 28, 2002      June 27, 2003      June 28, 2002
                                           -------------     -------------      -------------      -------------

 Net Income as reported                    $   22.5          $   15.6           $   37.7           $   15.9

 Litigation Settlement                     $  (13.1)         $      -           $  (12.7)          $      -
 Write-down of Asset Held for Sale         $    3.1          $      -           $    3.1           $      -
 Gain on sale of Italian Subsidiary        $      -          $      -           $   (1.9)          $      -
 Italian Subsidiary Net Income             $      -          $   (0.9)          $   (0.2)          $   (1.5)
 Inventory Step-up charge                  $      -          $      -           $      -           $    8.1
                                           -----------       ----------         ----------         ----------
 Adjusted Net Income                       $   12.5          $   14.7           $   26.0           $   22.5
                                           ===========       ==========         ==========         ==========

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)


                                                                       Three Months Ended                 Six Months Ended
==================================================================================================================================
(In thousands, except per share data)                            June 27, 2003    June 28, 2002     June 27, 2003    June 28, 2002
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                         $ 256,263        $ 258,463         $ 504,561        $ 515,265
Cost of sales                                                       176,690          182,525           351,154          366,077
----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                         79,573           75,938           153,407          149,188
Marketing expenses                                                   26,288           22,153            43,231           38,985
Selling, general and administrative expenses                         28,236           29,492            56,346           58,683
----------------------------------------------------------------------------------------------------------------------------------
Income from Operations                                               25,049           24,293            53,830           51,520
Equity in earnings of affiliates                                     12,528           11,364            20,680           12,281
Other income (expense), net                                          (3,753)          (6,551)           (8,624)         (12,267)
----------------------------------------------------------------------------------------------------------------------------------
Income before minority interest and taxes                            33,824           29,106            65,886           51,534
Income taxes                                                          9,192           10,414            20,299           17,830
Minority Interest                                                         6               40                15              129
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        $  24,626        $  18,652         $  45,572        $  33,575
==================================================================================================================================
Net Income per share - Basic                                          $0.61            $0.47             $1.14            $0.85
Net Income per share - Diluted                                        $0.59            $0.45             $1.09            $0.81
----------------------------------------------------------------------------------------------------------------------------------
Dividend per share                                                   $0.075           $0.075             $0.15            $0.15
Weighted average shares outstanding - Basic                          40,132           39,584            40,039           39,425
Weighted average shares outstanding - Diluted                        42,072           41,855            41,967           41,677
===================================================================================================================================


CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)


(Dollars in thousands)                                                         June 27, 2003               June 28, 2002
--------------------------------------------------------------------------------------------------------------------------
Assets
==========================================================================================================================
Current Assets
Cash, equivalents and securities                                                $  54,011                   $  75,285
Accounts receivable                                                               102,383                     107,257
Inventories                                                                        86,535                      97,137
Other current assets                                                               23,624                      35,349
--------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                              266,553                     315,028
--------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment (Net)                                               244,839                     239,546
Equity Investment in Affiliates                                                   148,479                     125,775
Intangibles and other assets                                                      332,796                     315,353
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                    $ 992,667                   $ 995,702
=========================================================================================================================
Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------------------------------------
Short-Term Debt                                                                 $  66,481                   $  20,430
Other current liabilities                                                         170,425                     174,294
-------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                         236,906                     194,724
-------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                    253,243                     399,201
Other Long-Term Liabilities                                                       105,169                      80,355
Stockholders' Equity                                                              397,349                     321,422
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                      $ 992,667                   $ 995,702
=========================================================================================================================